December 7, 1998



Hersha Hospitality Trust
148 Sheraton Drive, Box A
New Cumberland, Pennsylvania  17070


                            Hersha Hospitality Trust
                                Qualification as
                          Real Estate Investment Trust


Ladies and Gentlemen:

                  We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the "Company"), in connection with (i) the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on June 4, 1998 (No. 333-56087), as amended through the date hereof, with respect to the offering and sale (the "Offering") of 2,275,000 Priority Class A common shares of beneficial interest, par value $0.01 per share, of the Company (the "Priority Common Shares") and (ii) the Company's contribution of the net proceeds of the Offering to Hersha Hospitality Limited Partnership, L.P., a Virginia limited partnership (the "Operating Partnership"), in exchange for a general partnership interest in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

                  The Company has contracted to acquire, through the Operating Partnership, interests in ten hotels and associated personal property (the "Hotels"). Upon the acquisition of the Hotels, four of the Hotels will be owned by the Operating Partnership and eight of the Hotels will be owned by the following subsidiary partnerships (the "Subsidiary Partnerships"): (i) 1244 Associates, a Pennsylvania limited partnership, (ii) 1444 Associates, a Pennsylvania limited partnership, (iii) 1644 Associates, a Pennsylvania limited partnership, (iv) 844 Associates, a Pennsylvania limited partnership, (v) 944 Associates, a Pennsylvania limited partnership, and (vi) MEPS Associates, a Pennsylvania limited partnership. Hersha Hospitality, LLC, a wholly-owned subsidiary of the Operating Partnership ("Hersha LLC"), is the general partner, and the Operating Partnership is the limited partner, of each Subsidiary Partnership. The Operating Partnership and the Subsidiary Partnerships plan to lease the Hotels to Hersha Hospitality Management, L.P., a Pennsylvania limited partnership (the "Lessee"), pursuant to substantially similar operating lease agreements (the "Leases").

                  In giving this opinion letter, we have examined the following:

1. the Company's Amended and Restated Declaration of Trust, in the form filed as an exhibit to the Registration Statement;

2. the Company's Bylaws, in the form filed as an exhibit to the Registration Statement;

3. the Registration Statement, including the prospectus contained as part thereof (the "Prospectus");

4. the Agreement of Limited Partnership of the Operating Partnership, dated May 27, 1998, between the Company, as general partner, and Hasu P. Shah, as limited partner;

5. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement") among the Company, as general partner, and several limited partners, in the form filed as an exhibit to the Registration Statement;

6. the Amended and Restated Limited Partnership Agreement of 1244 Associates between Hersha LLC, as general partner, and the Operating Partnership, as limited partner, in the form to be executed at closing;

7. the Amended and Restated Limited Partnership Agreement of 1444 Associates between Hersha LLC, as general partner, and the Operating Partnership, as limited partner, in the form to be executed at closing;

8. the Amended and Restated Limited Partnership Agreement of 1644 Associates between Hersha LLC, as general partner, and the Operating Partnership, as limited partner, in the form to be executed at closing;

9. the Amended and Restated Limited Partnership Agreement of 844 Associates between Hersha LLC, as general partner, and the Operating Partnership, as limited partner, in the form to be executed at closing;

10. the Amended and Restated Limited Partnership Agreement of 944 Associates between Hersha LLC, as general partner, and the Operating Partnership, as limited partner, in the form to be executed at closing;

11. the Amended and Restated Limited Partnership Agreement of MEPS Associates between Hersha LLC, as general partner, and the Operating Partnership, as limited partner, in the form to be executed at closing;

12. the Form of Lease between the Operating Partnership and the Lessee, in the form filed as an exhibit to the Registration Statement;

13. the Form of Administrative Services Agreement between the Company and the Lessee in the form filed as an exhibit to the Registration Statement; and

14. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its short taxable year ending December 31, 1998 and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated November 30, 1998 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the partnership agreements of the Subsidiary Partnerships (the "Subsidiary Partnership Agreements") after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner of the Operating Partnership (a "Partner") that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

6. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. Furthermore, where such factual representations involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), and other relevant authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences" (which is incorporated herein by reference), we are of the opinion that:

                  (a) commencing with the Company's short taxable year beginning on the day before the closing of the Offering and ending December 31, 1998, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Priority Common Shares; and

                  (c) the Operating Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a publicly traded partnership.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the captions "Tax Status," "Tax Risks," "Federal Income Tax Consequences," and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the Priority Common Shares pursuant to the Prospectus, and it speaks only as of the date hereof. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                     Very truly yours,


                                                     Hunton & Williams